Robert W. Duggan

611 S Fort Harrison Avenue, Suite 306

Clearwater, FL 33756

May 27, 2022

Pulse Biosciences

3957 Point Eden Way

Hayward, California 94545

Attn: Board of Directors

Re:  Indemnification of Board of Directors

Dear Directors:

This letter serves as formal agreement as between Robert Duggan (sometimes referred to herein as “Indemnitor”), on one hand, and Pulse Biosciences, Inc. (“Pulse”) and its Board of Directors, on the other, with respect to indemnification of Pulse’s past, present, and future corporate directors, officers, and employees, among others, for the year May 31, 2022, through May 31, 2023. Reference is made to that expiring program of insurance underwritten as follows: XL Specialty Insurance Company, Policy No. ELU 174984-21; RSUI Indemnity Company, Policy No. HS693321; Ascot Insurance Company, Policy No. MLXS2110000549-01; Allied World Assurance Company (U.S.) Inc., Policy No. 0312-8756; Berkley Insurance Company, Policy No. BPRO8066883; Berkshire Hathaway Specialty Insurance Company, Policy No. 47-EPC-315267-01 (together, the “Expiring Program”). Capitalized terms that are undefined in this letter agreement shall have the meaning as set forth in the Followed Policies (as defined below).

RECITALS

WHEREAS, Pulse has determined that in order to induce directors and other individuals to provide, or continue to provide, services to Pulse, Pulse wishes to provide for the indemnification of, and advancement of expenses to, its directors and officers to the maximum extent permitted by law;

WHEREAS, Pulse in the past has decided to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law, as provided for in Section 8.9 of the Pulse Bylaws;

WHEREAS, Pulse previously purchased $30 million in directors and officers liability insurance limits in a directors and officers insurance program comprised of six stacked policies with $5 million in limits each; and

WHEREAS, Pulse has received a premium quotation of $978,000 of up-front payments (which amount would be higher if Pulse elected to pay monthly or quarterly) to bind new “Side A only” directors and officers liability insurance with policy limits totaling $15 million for the annual period of May 31, 2022, to May 31, 2023.

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IT IS NOW AGREED as between Robert Duggan and Pulse and its Board of Directors that:

1. Indemnitor shall advance the defense costs of, and indemnify, any and all individuals who fall within the definition of “Insured Person,” as set forth in the Expiring Program primary D&O Policy issued by XL Specialty Insurance Company Policy No. ELU17498-21 (“XL Policy”) or the Expiring Program excess Side A DIC Berkley Insurance Company Policy No. BPRO8066883 (“Berkley Policy”) (collectively the “Followed Policies”), pursuant to the XL Policy’s Insuring Agreements I(A) and I(D) or the Berkeley Policy’s Insuring Agreement I and in accordance with the definitions, conditions, exclusions and other terms of the XL Policy or Berkeley Policy, whichever is more favorable to such Insured Person(s), except as expressly provided in Paragraph 4 below.  Indemnitor’s liability hereunder shall not exceed $15 million in the aggregate under the Followed Policies (“Limit of Liability”).

2. Indemnitor shall, or shall cause an entity to be formed by him, to deposit as security for the obligations set forth herein cash and/or marketable securities, including T-bills or other similar government debt obligations (the “Escrow Funds”) with a fair market value equal to the Minimum Value (as defined below) into an escrow account (the “Escrow Account”), which funds shall be available to satisfy all obligations under this letter agreement, which will provide coverage to all Insured Persons as set forth in Paragraph 1 above. The Escrow Agent, who may or may not be the Claims Agent (as defined below), will be determined by Indemnitor, subject to the reasonable approval of the Board. Indemnitor, in his sole discretion, and the Board of Directors, by majority vote of its disinterested directors, may appoint a mutually acceptable third-party agent (a “Claims Agent”) to act as claims agent to process Claims submitted by any Insured Person pursuant to this agreement to the extent funded by the Escrow Funds. Indemnitor shall have the ability to trade the securities in the Escrow Account, as well as to substitute or replace securities in the escrow account with other securities, so long as any such substitution or replacement does not reduce the value of the escrow account to less than the Minimum Value during the Term (as defined below). Each month the fair market value of the Escrow Account shall be measured, and if above the Minimum Value, any excess may be withdrawn by Indemnitor, in his sole discretion. To the extent the fair market value is below the Minimum Value, any deficiency shall be deposited into the Escrow Account by Indemnitor within five (5) business days following the end of the month. The “Minimum Value” shall mean (a) with respect to cash and government debt, one hundred percent (100%) of the Limit of Liability, and (b) with respect to marketable securities , such securities valued at one hundred twenty percent (120%) of the Limit of Liability, both less any payments made under this letter agreement, including any subsequent revisions and/or amendments. If the Escrow Funds are made up of a combination of both cash and marketable securities, the values of each component of the fund shall be maintained proportionally to preserve the percentages set forth at 2(a) and 2(b) above.

3. For the avoidance of doubt, Indemnitor shall maintain the right to all income generated from the Escrow Account, including but not limited to interest, dividends, realized gains, and unrealized gains; provided, however, that the Minimum Value shall be maintained in the Escrow Account throughout the Term. Indemnitor will have the right to transfer securities, debt instruments, and cash to and from the Escrow Account with board authorization.  Indemnitor shall not require Board approval for the substitution or replacement of government debt for other government debt or for cash.

4. The Escrow Funds shall be used to advance defense costs on behalf of, and indemnify, any Insured Person for any Claim, as defined in the Followed Policies, made during the annual period of May 31, 2022, through May 31, 2023, as set forth in Paragraph 1, except that:  (a) the period of indemnification shall be as set forth in this paragraph, (b) any claim shall be subject to the Limit of Liability , and (c) the Indemnitor shall have no obligation to offer any Optional Extension Period or other similar period as described in the Followed Policies.

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5. The Escrow Funds are not owned or controlled by Pulse and shall not be the property of the estate of Pulse in any bankruptcy or insolvency proceeding, and the parties agree to structure the arrangements with the Escrow Agent and the Claims Agent accordingly.

6. Indemnitor shall be paid a fee by Pulse, to the extent permissible by law, of $978,000 in consideration of the obligations set forth herein, such fee to be due, owing, and collectible on May 31, 2023.

7. At the end of the annual period of May 31, 2022, to May 31, 2023, and after the closing and final resolution of any Claims falling within the terms of this agreement or either of the Followed Policies, but no earlier than July 31, 2023 (the “Term”), all rights to any remaining Escrow Funds shall revert to Indemnitor free and clear.

8. a.  In the event a Claims Agent is appointed.  Any claim by any individual asserting a right to advancement and/or indemnification by Pulse shall continue to be reviewed and determined in the ordinary course as provided for in the Pulse Bylaws, any private indemnity agreements, any other applicable corporate governance documents, and applicable law as well as to the extent provided in the Followed Policies. Any claim by any individual with respect to the rights set forth in this letter agreement shall first be submitted to the Claims Agent, who shall provide its position with respect to such claim to the Indemnitor and to the claimant within five (5) business days. Indemnitor shall then have sole authority to concur or reject the Claims Agent’s determination of coverage, and Indemnitor shall provide his position with respect to such claim to the claimant and Claims Agent within fifteen (15) business days of the Indemnitor’s receipt of the Claim Agent’s determination. To the extent there is any dispute with respect to any determination of coverage by either the Claims Agent and/or Indemnitor, or any other dispute arising out of this letter agreement, such dispute shall be submitted to a neutral third-party arbitrator and resolved via an expedited process. The Indemnitor, the Insured Person or Insured Persons, and the Claims Agent shall agree to and designate a neutral third party and agree to the details of the expedited dispute resolution process. If these parties cannot agree on a dispute resolution process within ten (10) business days of the Indemnitor’s determination, they shall submit their dispute to a third-party arbitrator selected by the staff at the San Francisco office of JAMS and to be administered in accordance with JAMS rules, including the Optional Expedited Arbitration Procedures, which rules are incorporated herein by this reference. The determination of the neutral third party (including, for purposes of clarity, any arbitrator selected by the staff at JAMS to the extent applicable) with respect to any dispute shall be binding and non-appealable. The costs of any dispute resolution as set forth herein shall be split evenly between the Company and the Indemnitor.

b. In the event a Claims Agent is not appointed.  Any claim by any individual asserting a right to advancement and/or indemnification by Pulse shall continue to be reviewed and determined in the ordinary course as provided for in the Pulse Bylaws, any private indemnity agreements, any other applicable corporate governance documents, and applicable law as well as to the extent provided in the Followed Policies. Any claim by any individual with respect to the rights set forth in this letter agreement shall first be submitted to the Indemnitor, who shall provide his position with respect to such claim within ten (10) business days. To the extent there is any dispute with respect to any determination of coverage by Indemnitor, or any other dispute arising out of this letter agreement, such dispute shall be submitted to a neutral third-party arbitrator and resolved via an expedited process. The Indemnitor and the Insured Person or Insured Persons, shall agree to and designate a neutral third party and agree to the details of the expedited dispute resolution process. If these parties cannot agree on a dispute resolution process within ten (10) business days of the Indemnitor’s determination, they shall submit their dispute to a third-party arbitrator selected by the staff at the San Francisco office of JAMS and to be administered in accordance with JAMS rules, including the Optional Expedited Arbitration Procedures, which rules are incorporated herein by this reference. The determination of the neutral third party (including, for purposes of clarity, any arbitrator selected by the staff at JAMS to the extent applicable) with respect to any dispute shall be binding and non-

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appealable. The costs of any dispute resolution as set forth herein shall be split evenly between the Company and the Indemnitor.

9. Pulse may, in its sole discretion, determine to waive the requirement of Indemnitor establishing an escrow account pursuant to paragraph 2, and instead have Indemnitor satisfy all indemnification obligations due hereunder directly.  Any such waiver shall be in writing by a majority of the disinterested directors of Pulse to Indemnitor.

10. The Insured Persons are express third party beneficiaries of this letter agreement and the agreements contemplated hereby, having the right to enforce the warranties, indemnities and other obligations undertaken by Indemnitor herein and therein, as if they were a direct party to this agreement.

11. This agreement can only be amended by a writing signed by the Indemnitor and by a majority of the Company’s disinterested directors then in office.

Very truly yours,

Robert Duggan

AGREED AND ACCEPTED

Board of Directors of Pulse Biosciences, Inc.

By:___________________________________
Darrin Uecker, CEO, President & Director

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